CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2005 (which reports express an unqualified opinion and, as to the report related to the financial statements, includes an explanatory paragraph concerning the adoption of new accounting pronouncements in 2003 and 2004), relating to the consolidated financial statements and consolidated financial statement schedule of Columbus Southern Power Company and subsidiaries, appearing in and incorporated by reference in the Annual Report on Form 10-K of Columbus Southern Power Company and subsidiaries for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

\s\ Deloitte and Touche LLP
Columbus, Ohio
September 8, 2005